Initial Public Offering March 2014 Issuer Free Writing Prospectus Filed pursuant to Rule 433 Registration No. 333 - 193314 March 7, 2014

Safe Harbor This document contains forward - looking statements and management may make additional forward looking statements in response to your questions . Forward - looking statements include statements regarding the intent, belief or current expectations of the Company and its management about the Company’s business, financial condition and results of operations, among other factors . In some cases you can identify these statements by forward - looking words such as “may,” “might,” “will,” “will likely result,” “should,” “anticipates,” “expects,” “intends,” “plans,” “seeks,” “estimates,” “potential,” “continue,” “believes” and similar expressions, although some forward - looking statements are expressed differently . These forward - looking statements are based on the Company’s current expectations and assumptions that are subject to risks and uncertainties that may cause its actual results, performance, or achievements to differ materially from any expected future results, performance, or achievements expressed or implied by such forward - looking statements . All statements other than statements of historical fact are statements that could be deemed forward - looking statements . These risks and uncertainties include, but are not limited to the level of demand for the Company’s coverage and the incidence of catastrophic events related to its coverage ; the Company’s ability to grow and remain profitable in the competitive insurance industry ; its ability to access additional capital ; its ability to attract and retain qualified personnel ; changes in general economic, business and industry conditions ; and legal, regulatory, and tax developments . The Company has filed a registration statement (Registration Statement No . 333 - 193314 ) with the SEC for the offering to which this communication relates . Before you invest, you should read the Registration Statement and other documents the Company has filed with the SEC for more complete information about the Company and the offering . You may obtain these documents for free by visiting EDGAR on the SEC w ebsite at www . sec . gov . Alternatively, the Company, any underwriter or any dealer participating in the offering will arrange to send you the Registration Statement if you request it from : Aegis Capital Corp . , Attention : Prospectus Department, 810 Seventh Ave . , 18 th Floor, New York, NY, 10019 , Telephone : 212 - 813 - 1010 , email : prospectus@aegiscap . com . There is no assurance that the Company’s expectations will be realized . If one or more of these risks or uncertainties materialize, or if the Company’s underlying assumptions prove incorrect, actual results may vary materially from those expected, estimated, or projected . Such risks and uncertainties also include those set forth under “Risk Factors” in the Registration Statement . The Company’s forward - looking statements speak only as of the time that they are made and do not necessarily reflect the Company’s outlook at any other point in time . Except as required by law or regulation, the Company undertakes no obligation to update publicly any forward - looking statements, whether as a result of new information, future events, or for any other reason . 2

Free Writing Prospectus Statement This presentation highlights basic information about us and the offering . Because it is a summary, it does not contain all of the information that you should consider before investing . We have filed a registration statement (including a prospectus) with the SEC for the offering to which this presentation relates . The registration statement has not yet become effective . Before you invest, you should read the prospectus in the registration statement (including the risk factors described therein) and other documents we have filed with the SEC for more complete information about us and the offering . You may get these documents for free by visiting EDGAR on the SEC Web site at http : //www . sec . gov . The preliminary prospectus, dated February 25 , 2014 , is available on SEC Web site at http : // www . sec . gov/Archives/edgar/data/ 1591890 / 000114420414011400 / 0001144204 - 14 - 011400 - index . htm . Alternatively , we or any underwriter participating in the offering will arrange to send you the prospectus if you contact Aegis Capital Corp . , Prospectus Department, 810 Seventh Avenue, 18 th Floor, New York, NY 10019 , telephone : 212 - 813 - 1010 , e - mail : prospectus@aegiscap . com . 3

Offering Summary 4 Issuer 1347 Property Insurance Holdings, Inc . (“PIH”) Insurance Subsidiary Maison Insurance Company (“Maison”) Exchange / Ticker Nasdaq: ("PIH") Shares Offered 2,272,727 Over - allotment Option 340,909 Price Range $10.00 - $12.00 Expected Pricing Date March 25, 2014 Use of Primary Proceeds • Approximately $ 5 . 0 million to provide further capital to Maison ; • Approximately $ 2 . 0 million for other general corporate purposes, including settlement of payables, spending for business development, sales and marketing, and working capital ; • Balance to be used for expansion into new markets (Texas, Hawaii, Florida) . • May also use a portion of the net proceeds from this offering to pursue acquisitions, or to capitalize an offshore reinsurance subsidiary that it intends to form . Underwriters Aegis Capital Corp. , EarlyBirdCapital , Inc.

Management Background 5 • Current management team founded the Company in 2012 on the premise of leveraging years of experience in markets where there is a substantive need for well - run insurance carriers • Over 100 years of combined homeowners’ insurance experience in coastal states Gordon G. Pratt Chairman • Executive with 20+ years insurance industry experience • Current or past director, investor, executive or advisor to more than two dozen insurance enterprises • Private equity, banking, insurance, finance and executive • Chase Manhattan Bank, Conning & Company, Hales Group, Willis Group, Fund Management Group Douglas Raucy President and CEO • President and CEO of Maison Insurance Company • Founder of three homeowners’ insurance companies • Former head of Allstate’s national catastrophe team with over 20 years experience as an Allstate employee in various positions John Hill, CPA Chief Financial Officer • CFO of Maison Insurance Company, previously CFO of three other P/C insurance companies • Over 15 years in Florida homeowners’ market • 10 years of experience at “Big Four” accounting firm Dean Stroud VP of Underwriting • VP of Underwriting for Maison Insurance Company • Former President of Audubon Insurance Company (AIG subsidiary) • Over 40 years of homeowners’ underwriting experience

Management’s Criteria ~ Targeting the Correct Market 6 Create a homeowners’ insurance company in states where there is a significant potential for generating high returns on equity with controlled risk Market Criteria Includes: • Target states with high property premiums in U . S . ~ hardening rates • Seek favorable legislative environment • Areas where industry giants (State Farm, Allstate, Farmers) are looking to decrease coastal risk exposure • Locations where management has experience in writing and managing wind - risk and independent and captive agent contacts • Ability to grow to scale quickly when an existing state - run depopulation program exists – State - run insurer provides property insurance to marketplace and looks to shrink over time by allowing private insurers to “take out” policies and assume that risk

Compelling Investment Opportunity 7 Integrated Insurance Company Targeting High Potential Markets Offering Rationale • IPO proceeds to be used to fund growth of PIH: Increase surplus to grow policy holders in Louisiana Explore acquisition and start - up possibilities to rapidly expand into other states Reinsurance and other related opportunities Management Team with Experience Establishing and Managing Coastal Business Favorable Reinsurance Market and Hardening Rates Plan for Expansion into Texas, Florida and Hawaii

Business Overview ~ What is PIH 9 • PIH is a holding company that owns an admitted property and casualty insurance company based in Louisiana, doing business as Maison Insurance Company and a MGA doing business in Louisiana, Maison Managers Inc . • Maison Insurance Company provides full coverage to personal residential dwellings on a multi - peril form to single family structures including manufactured housing units . Additionally it provides reduced coverage and wind/hail only coverage . • Company is currently writing in Louisiana . • Managed by insurance professionals with over 100 years of insurance experience . • Currently 100 % owned by Kingsway Financial Services, an NYSE and TSX listed holding company functioning as a merchant bank with a focus on long - term value creation . Corporate structure immediately following the closing of this Offering: Maison Insurance Company Maison Managers, Inc. 1347 Property Insurance Holdings, Inc. # of Policies Approximately 11,500 at 12/31/13 Total Assets $23.2 million* Stockholders’ Equity $7.9 million* * At 12/31/13

Company History 10 * Approximately 2,500 remain in force as of 12/31/2013 2012 2013 2014 Maison Insurance Company is Formed in October 2012 October 2012 Company names DouglasRaucy CEO December 2012 Maison participates in Louisiana "wind/ hail-only" depopulation from Citizens, LA's state run insurer December 2013 Maison assumes approximately 3,500 wind/hail-only policies from Citizens Company currently has approximately 11,500 policies-in- force Company anticipates utilizing proceeds from IPO to assume a larger number of policies in Louisiana and to explore potential expansion Company reports profitable operations in 2013 third quarter, begins to achieve necessary scale Expects to potentially enter other coastal states (Texas, Hawaii, and/or Florida) December 2012 Maison assumes approximately 3,000* wind/hail-only policies from Citizens

Louisiana ~ An Ideal Initial Market to Enter 11 • Among the high est overall property insurance rates in the country • Low loss costs and attritional (non - catastrophe) loss ratios • Wind/hail - only policies are limited to providing coverage for these types of weather • Favorable regulatory environment • Unlike Florida, no mandatory catastrophe - cost overhang • Significant opportunity to rapidly expand independent agent distribution network through Chief Underwriting Officer’s 40 years of experience in Louisiana homeowner market Population 4.6 million Total Number of Households Approximately 1.7 million Homeowners Direct Premiums Written $1.7 Billion* * Year Ended December 2012 5 - year CAGR for Direct Premiums Written (2008 - 2012) 4.4% Top Three in Market Share State Farm / Allstate / Farm Bureau Source : U . S . Census, SNL Financial (Louisiana Homeowners Lines of Business)

Assuming Policies From Citizens ~ How it Works 12 Louisiana Citizens Property Insurance Company, or Citizens • Citizens c urrently writes homeowners insurance for approximately 8 % of Louisiana properties as an insurer of last resort • The state of Louisiana implemented an insurance “take - out” program to reduce the number of properties insured by Citizens . • Under this take - out program, state - approved insurance companies, such as Maison, have the opportunity to assume insurance policies written by Citizens • Occurs annually, on December 1 • Take - out company assumes risk / collects unearned premium immediately

Effective Distribution ~ Multiple Methods of Increasing Policy Base 13 • Since its founding, Company has established a network of agents throughout the state of Louisiana • Focus on service and quality claims handling • Company has seen steady organic policy growth since entering independent agency market • Policies written through independent agents are all - peril, including the wind/hail New Orleans, LA Baton Rouge, LA Lafayette, LA Lake Charles, LA Other Policy Acquisition Opportunities • Renewal rights transactions to gain access to niche markets • Establish partnerships as entry to geographies and property segments Independent Agency Locations

Disciplined Underwriting Practices 14 • Develop products tailored for the Louisiana market • Utilize technology to adequately assess insurance to value • Physically inspect every insured risk written organically through independent agents • Use of credit • Manage catastrophe risks through reinsurance, periodic modeling of in - force exposures and individual policy characteristics, e . g . , roof engineering • Address classes of risks and rate adequacy with annual rate filings • Responsive , highly efficient , and experienced claims operation Underwriting discipline to select quality risks for wind/hail - only and full coverage policies

Reinsurance Rates Continue to Improve 15 • Reinsurance brokers predict increased reinsurance capacity and lower prices “At July 1, we saw continued significant decreases in U.S. property catastrophe program pricing.” – David Flandor, Global Head of Business Intelligence at Guy Carpenter Referring to June 2013 renewals: “Even with a 20% to 25% rate reduction, the margins are still better on U.S. property cat than they are in any other cat - based peril.” – James Vickers, Chairman of Willis Re International and Specialty, conversation with SNL July 9, 2013 The largest cost in homeowners’ insurance is reinsurance Factors Influencing Global Supply of Reinsurance + Record levels of reinsurer capital + Increased investor interest in catastrophe bonds and similar collateralized facilities - Continued low market valuations of reinsurers’ shares = High reinsurance market supply

Significant Reinsurance Coverage for Small Policy Base 16 • Maison Insurance Company was created to serve as beginning of a longstanding insurance company • Company has created a reinsurance program focused on preserving capital • Expects to utilize traditional reinsurance and the insurance - linked securities market to minimize reinsurance costs with 1 - in - 100 year event coverage and reinstatements Reinsurance Partners (all A.M. Best rating of A - (Excellent) or better) • Hannover Rueckversicherung • Everest RE • DaVinci Re 43 • Renaissance Re • Odyssey Re • Gen Re Lloyd’s of London participants are: • Amlin • Antares • AF Beazley • Chaucer • Canopius • Barbican • Atrium

Growth Strategy

2014 – Expansion into Other Coastal States 18 Favorable Legislative Environment Company would seek “wind - only” policies and other underserved markets Ramp - up will be accelerated through partnerships Last hurricane to hit Hawaii was Iniki in 1992 and that only hit one island, Kauai. PIH intends, either through acquisition or organically, to expand into other coastal states that fit their selection criteria Hawaii Texas Favorable Legislative Environment Company would seek “wind - only” policies and other underserved markets Ramp - up will be accelerated through partnerships Florida Improving Legislative Environment Company would seek “wind - only” policies and other underserved markets Favorable state - run depopulation program provides “take - out” opportunities

Market Opportunities 19 The following represents the approximate aggregate industry premiums for targeted markets in the states that PIH anticipates writing (in millions): PIH’s goal is to capture between 2% and 3% of the Louisiana market in the first three years of operation State Aggregate Premium in Targeted Markets % of Targeted Market Florida (personal property) $12,937 50.4% Texas (commercial multi - peril) $9,745 38.0% Louisiana (personal property) $2,461 9.6% Hawaii (personal property) $531 2.1% Total $25,674 100.0% Source : SNL Financial

Consolidated Balance Sheet 20 December 31, 2013 2012 Assets Cash and invested assets Cash $ 15,007 $ 5,525 Short - term investments pledged, at cost 100 100 Fixed income securities, at fair value 301 - Preferred stock, at fair value - 1,875 Total cash and invested assets 15,408 7,500 Premiums receivable 3,805 2,091 Deferred policy acquisition costs 1,925 346 Ceded unearned premiums 1,126 63 Net deferred federal income taxes 571 159 Other assets 343 39 Total Assets $ 23,178 $ 10,198 Liabilities and Shareholder’s Equity Liabilities Loss and loss adjustment expense reserves $ 354 $ 9 Unearned premium reserves 11,004 2,131 Due to parent 2,668 407 Accrued expenses and other liabilities 753 49 Premiums collected in advance 213 - Agent commissions payable 254 - Ceded reinsurance premiums payable 50 75 Current federal income taxes payable - 97 Total Liabilities 15,296 2,768 Shareholder’s Equity Common stock, $0.00 par value; authorized 1,000 shares; issued and outstanding 1,000 shares - - Additional paid - in capital 8,750 7,550 Retained deficit (868) (120) Total Shareholder’s Equity 7,882 7,430 Total Liabilities and Shareholder’s Equity $ 23,178 $ 10,198

Consolidated Statement of Income and Comprehensive Income 21 $ in 000’s Year Ended December 31, 2013 Year Ended December 31, 2012 Revenues Premiums $ 4,983 $ 346 Net investment income 47 13 Other income 61 - Total revenues 5,091 359 Expenses Net losses and loss adjustment expenses 2,928 9 Amortization of deferred policy acquisition costs 1,328 58 General and administrative expenses 1,979 474 Total expenses 6,235 541 Loss before income tax benefit (1,144) (182) Income tax benefit (396) (62) Net Loss $ (748) $ (120)

Consolidated Statement of Cash Flows 22 Year and period ended December 31, 2013 2012 Cash Flows From (for) Operating Activities Net loss $ (748) $ (120) Adjustments to reconcile net loss to net cash from (for) operating activities: Premiums receivable (1,714) (2,091) Additions to deferred policy acquisition costs (2,907) (404) Amortization of deferred policy acquisition costs 1,328 58 Ceded unearned premiums (1,063) (63) Net deferred federal income taxes (412) (159) Loss and loss adjustment expense reserves 345 9 Unearned premium reserves 8,873 2,131 Due to parent 2,261 407 Accrued expenses and other liabilities 704 49 Premiums collected in advance 213 - Agent commissions payable 254 - Ceded reinsurance premiums payable (25) 75 Current federal income taxes payable (97) 97 Other (304) (39) Net Cash From (for) Operating Activities 6,708 (50) Cash Flows From (for) Investing Activities Proceeds from sale of investments 1,875 - Net sales (purchases) of short-term investments - (100) Purchase of fixed income securities (301) - Net Cash From (for) Investing Activities 1,574 (100) Cash Flows From Financing Activity Additional paid-in capital 1,200 5,675 Net Increase in Cash 9,482 5,525 Cash, beginning of period 5,525 - Cash, end of period $ 15,007 $ 5,525 Supplemental Disclosure of Cash Flow Information Income taxes paid $ 97 $ - Supplemental Disclosure of Non-Cash Information Additional paid-in capital of investment in preferred stock $ - $ 1,875

Selected Quarterly Financial Data 23 2013 (in thousands, expect per - share amounts) Total 4 th Quarter 3 rd Quarter 2 nd Quarter 1 st Quarter Total Revenues $ 5,091 $ 2,562 $ 1,060 $ 533 $ 936 Total Expenses 6,235 1,531 979 1,319 2,406 Income (loss) before income tax (1,144) 1,031 81 (786) (1,470) Income tax expense (benefit) (396) 342 29 (263) (504) Net Income (Loss) $ (748) $ 689 $ 52 $ (523) $ (966) Income (loss) per share Basic $ (747.74) $ 688.88 $ 53.02 $ (523.42) $ (966.22) Diluted (747.74) 688.88 53.02 (523.42) (966.22) Cash flow from (for) operating activities 6,708 2,147 2,947 83 1,531 Cash flow from (for) investing activities 1,574 (301) 1,875 Cash flow from (for) financing activities 1,200 − 1,200 Net Increase in cash $ 9,482 $ 1,846 $ 4,822 $ 1,283 $ 1,531

Peer Comparables – Publicly - held Homeowners’ Insurance Companies 24 * Capital IQ Company Ticker Stock Price Market Cap ($MMs) LTM PE Price / Book Homeowners Choice HCI $50.06 $575.4 9.0X 3.29X Federated National Holding Company FNHC $15.93 176.9 11.0X 1.60X United Insurance Holdings Corp. UIHC $14.07 $284.3 11.2X 2.12X Universal Insurance Holdings Corp. UVE $14.11 $487.8 11.4X 2.99X * As of March 4, 2014 Stock prices of coastal insurers finished the 2013 calendar year up 139.2%* (from January 1, 2013 – December 31, 2013) HCI FNHC UIHC UVE

Investment Considerations 25 • A homeowners’ insurance company focused on a market geography with addressable needs • Dedicated management team with experience launching and rapidly expanding coastal insurance companies Remaining focused on the markets we know • Clean balance sheet with no legacy issues • Opportunities for growth through partnerships with agency organizations, “take - out” programs, and expansion into other states

Contact Us 26 For Additional Information At The Company Doug Raucy Chief Executive Officer draucy@maisonins.com